Exhibit 10.26

INDUSTRIAL LEASE

OYSTER POINT BUSINESS PARK
SOUTH SAN FRANCISCO, CALIFORNIA

OYSTER POINT LLC,
A DELAWARE LIMITED LIABILITY COMPANY,

as Landlord,

and

VAXART, INC.,

A DELAWARE CORPORATION

as Tenant

Dated as of October 28, 2013

i

8.	Insurance; Indemnity	12

8.1	Payment of Premiums	12
8.2	Tenant’s Insurance	12
8.3	Landlord’s Insurance	14
8.4	Waiver of Subrogation	14
8.5	Indemnity	14
8.6	Exemption of Landlord from Liability	15

9.	Damage or Destruction	15

9.1	Termination Right	15
9.2	Damage Caused by Tenant	16

10.	Real Property Taxes	16

10.1	Payment of Real Property Taxes	16
10.2	Real Property Tax Definition	17
10.3	Additional Improvements	17
10.4	Joint Assessment	17
10.5	Tenant’s Property Taxes	17

11.	Utilities	17

12.	Assignment and Subleasing	17

12.1	Prohibition	17
12.2	Request for Consent	18
12.3	Criteria for Consent	18
12.4	Effectiveness of Transfer and Continuing Obligations	19
12.5	Rent Adjustment	19
12.6	Transfer Premium	19
12.7	Waiver	20
12.8	Special Transfer Prohibitions	20

13.	Default; Remedies	21

13.1	Default	21
13.2	Remedies	21
13.3	Late Charges	23

14.	Condemnation	23

15.	Estoppel Certificate and Financial Statements	24

15.1	Estoppel Certificate	24
15.2	Financial Statement	24

16.	Additional Covenants and Provisions	24

16.1	Severability	24
16.2	Interest on Past-Due Obligations	24
16.3	Time of Essence	24
16.4	Landlord Liability	24
16.5	No Prior or Other Agreements	25
16.6	Notice Requirements	25
16.7	Date of Notice	25
16.8	Waivers	25
16.9	Holdover	25
16.10	Cumulative Remedies	26

16.11	Binding Effect: Choice of Law	26
16.12	Landlord	26
16.13	Attorneys’ Fees and Other Costs	26
16.14	Landlord’s Access; Showing Premises; Repairs	26
16.15	Signs	27
16.16	Transportation Demand Management and Other Governmental Programs	27
16.17	Quiet Possession	27
16.18	Subordination; Attornment; Non-Disturbance	27
16.19	Rules and Regulations	28
16.20	Security Measures	28
16.21	Reservations	28
16.22	Conflict	28
16.23	Offer	28
16.24	Amendments	28
16.25	Multiple Parties	28
16.26	Authority	28
16.27	Recordation	28
16.28	Confidentiality	28
16.29	Landlord Renovations	28
16.30	Waiver of Jury Trial	29
16.31	CASp Inspection	29
16.32	Landlord’s Early Termination Option	30

EXHIBITS

Exhibit A – Outline of Premises

Exhibit B – Commencement Date Certificate

Exhibit C – Tenant’s Move-In and Lease Renewal Environmental Questionnaire

Exhibit D – Move Out Standards

Exhibit E – Rules and Regulations

Glossary

The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph

Additional Rent	4.1
Applicable Requirements	6.3
Assign	12.1
Base Rent	1.4
Basic Provisions	1
Building	1.2
Building Operating Expenses	4.2(b)
Claims	8.5
Code	12.1(a)
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Common Area Operating Expenses	4.2(b)
Condemnation	14
Event of Default	13.1
Expiration Date	1.3
HVAC	4.2(a)(x)
Hazardous Substance	6.2
Indemnity	8.5
Industrial Center	1.2
Landlord	1.1
Landlord Entities	6.2(c)
Lease	1.1
Lenders	6.4
Mortgage	16.18
Operating Expenses	4.2
Party/Parties	1.1
Permitted Use	1.8
Premises	1.2
Prevailing Party	16.13
Real Property Taxes	10.2
Rent	4.1
Reportable Use	6.2
Requesting Party	15
Responding Party	15
Rules and Regulations	2.4, 16.19
Security Deposit	1.7, 5
Taxes	10.2
Tenant	1.1
Tenant Acts	9.2
Tenant’s Entity	6.2(c)
Tenant’s Share	1.5
Term	1.3
Use	6.1

Oyster Point Business Park
Industrial Lease

1.	Basic Provisions (“Basic Provisions”).

1.1     Parties. This Lease (“Lease”) dated as of October 28, 2013, is made by and between Oyster Point LLC, a Delaware limited liability company (“Landlord”) and Vaxart, Inc., a Delaware corporation (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.2     Premises. The premises (“Premises”), which are the subject of this Lease, are located in the industrial center commonly known as the Oyster Point Business Park (the “Industrial Center”). The Premises are outlined on Exhibit A and consist of a part of the building (“Building”) commonly known as 385 Oyster Point Boulevard, South San Francisco, California. The Premises are currently known as Suite 9A in the Building. The parties agree that, for all purposes of this Lease, the Premises are deemed to consist of 11,221 rentable square feet of space.

If the Premises are all of the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building.” Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but (subject to Paragraph 2.2. below) shall not have any rights to the roof, exterior walls, or utility raceways of the Building or to any other buildings in the Industrial Center. The Industrial Center consists of the Premises, the Building, the Common Areas, the land upon which they are located, and all other buildings and improvements within the boundaries of the Industrial Center.

1.3     Term. Approximately Four (4) years and One (1) month (“Term”), commencing on the date Landlord delivers the Premises to Tenant in the condition required by Paragraph 2.1 below (the “Commencement Date”), and ending on the last day of the forty-ninth (49th) full calendar month thereafter (the “Expiration Date”). The parties presently estimate that Landlord will deliver the Premises to Tenant on or about November 15, 2013. In the event of any delay in the delivery of the Premises to Tenant, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall use reasonable efforts to deliver the Premises to Tenant as soon as commercially reasonably possible after November 15, 2013. No delay in delivery of possession of the Premises to Tenant shall amend Tenant’s obligations under this Lease. Notwithstanding the foregoing, if the Commencement Date has not occurred on or before December 15, 2013 (the “Termination Trigger Date”) (which Termination Trigger Date shall be extended by the length of any delay in the delivery of possession of the Premises to Tenant in the required condition that results from strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of Landlord (“Force Majeure”) or delays caused by Tenant (provided that the Termination Trigger Date shall not be extended beyond January 31, 2014, on account of Force Majeure)), Tenant, as Tenant’s sole remedy, may notify Landlord in writing that Tenant elects to terminate this Lease effective as of the date thirty (30) days following the date of such written notice, and, if Landlord does not deliver possession of the Premises to Tenant in the required condition on or before the end of such thirty (30) day period, this Lease shall terminate and Landlord shall return to Tenant the Security Deposit and advance payments of rent.

1.4     Base Rent. Base Monthly Rent (“Base Rent”) shall be payable as follows:

Applicable Period	Monthly Rent
First Lease Year	$20,197.80
Second Lease Year	$20,758.85
Third Lease Year	$ 21,319.90
Fourth Lease Year	$21,880.95

The “First Lease Year” is the period commencing on the Commencement Date (as defined above) and ending on the last day of the twelfth (12th) full calendar month thereafter. Each period of twelve (12) full calendar months thereafter constitutes a “Lease Year,” except that the Fourth Lease Year shall end on the Expiration Date.

1.5     Tenant’s Share of Operating Expenses (“Tenant’s Share”).

(a)     Common Area Operating Expenses = 2.78% (calculated by dividing 11,221 RSF by the 403,917 RSF of the six (6) buildings in the Industrial Center)

(b)     Building Operating Expenses = 13.60% (calculated by dividing 11,221 RSF by 82,490 RSF of the Building)

(c)     Property Taxes = 3.37% (calculated by dividing 11,221 by the 332,784 RSF of the tax parcel of which the Building is a part)

1.6     Tenant’s Estimated Total Monthly Rent Payment. Following is the estimated total monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid upon the execution of this Lease and shall be applied to the first monthly payment of Rent that is due under this Lease.

(a)	Base Rent (Paragraph 4.1)	$20,197.80
(b)	Operating Expenses (Paragraph 4.2) plus Real Property Taxes (Paragraph 10)	$4,151.77
	Estimated Total Monthly Payment	$24,349.57

1.7     Security Deposit. Twenty-Six Thousand Thirty-Two and 72/100 Dollars ($26,032.72) (“Security Deposit”).

1.8     Permitted Use (“Permitted Use”). General office and laboratory use for development of vaccines or other medical laboratory uses and associated uses, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.

1.9     Guarantor. None.

1.10     Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:

Shorenstein Realty Services, L.P. as agent for
Oyster Point LLC
Lockbox No. 742052
Los Angeles, CA 90074-2708

1.11     Brokers. Tenant represents and warrants that it has negotiated this Lease directly with Cassidy Turley Northern California (“Landlord’s Broker”) and Kidder Mathews (“Tenant’s Broker”) (collectively, “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims by any real estate broker or salesman other than the Brokers for a commission, finder’s fee or other compensation as a result of the foregoing representation being inaccurate. Pursuant to separate written agreements, Landlord shall pay the commissions due to the Brokers in connection with the execution of this Lease and Tenant shall have no responsibility therefor.

2.	Premises; Condition of Premises; Common Areas.

2.1     Letting; Condition of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants, and conditions, set forth in this Lease. Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order and Landlord shall have no obligation to make or pay for any improvements or renovations in or to the Premises or to otherwise prepare the Premises for Tenant’s occupancy, except that, prior to the delivery of the Premises, Landlord shall perform the following work in the Premises (“Landlord’s Work”), or provide the following, using Building standard materials, at Landlord’s sole cost and expense:

(i)	Shampoo carpeting in the Premises;

(ii)	Spot paint and repair interior walls in the Premises where needed;

(iii)	Repair roof leaks in the Premises where needed;

(iv)	Cause the Premises to be in broom clean condition; and

(v)	Replace or repair damaged ceiling tiles in the Premises.

In addition to the foregoing, Landlord shall deliver the Premises to Tenant with the lighting, electrical, HVAC and plumbing systems in the Premises in good working mechanical condition and Landlord shall repair any failure in the functioning of such equipment and systems that is reported by Tenant to Landlord within thirty (30) days following the Commencement Date, but in no event shall Landlord’s foregoing repair obligations extend to any repairs required as a result of misuse by Tenant or its employees, agents or contractors. Subject to Landlord’s compliance with the foregoing, after the end of such thirty (30) day period, the provisions of Paragraph 7.1 below shall apply to the maintenance and repair of the aforementioned equipment and systems.

2.2     Common Areas - Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors, and invitees.

2.3     Common Areas - Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the Industrial Center.

2.4     Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.

2.5     Common Area Changes. Landlord shall have the right from time to time, in Landlord’s sole discretion, to do the following, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Common Areas

(a)     To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways;

(b)     To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c)     To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d)     To add additional buildings and improvements to the Common Areas;

(e)     To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; and

(f)     To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

2.6     Parking. Tenant may use Tenant’s prorata share of vehicle parking spaces (which is two (2) parking spaces per each 1,000 rentable square feet of the Premises), on an unreserved and unassigned basis, on those portions of the Common Areas designated by Landlord for such parking. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, but Landlord shall not be required to enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number.  Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles or pick-up trucks. In no event shall Tenant or any of Tenant’s Representatives park or permit any parking of vehicles overnight; provided, however, that Tenant may periodically park one (1) vehicle overnight with Tenant’s prior notice to Landlord and Landlord’s oral approval thereof. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.  If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent upon demand by Landlord. Landlord may change the number of parking spaces and configuration of the parking areas at any time, and may assign reserved parking spaces to any tenant, in Landlord’s sole discretion; provided that Tenant’s parking allocation provided for above is not affected.

3.	Term.

3.1     Term. The Commencement Date, Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.

3.2     Early Access. If, at Tenant’s request, Landlord permits Tenant to take occupancy of the Premises prior to the Commencement Date, then the Commencement Date shall be the date of such early occupancy by Tenant; provided, however, that the Expiration Date shall not be affected by such early occupancy.

Notwithstanding anything to the contrary in this Lease, Tenant may, during the seven (7) day period prior to the Commencement Date, enter the Premises for the purpose of installing telephones, electronic communication or related equipment, fixtures, furniture and equipment, provided that Tenant shall be solely responsible for any of such equipment, fixtures, furniture or material and for any loss or damage thereto from any cause whatsoever, excluding only the gross negligence or deliberate misconduct of Landlord or Landlord’s contractors. Such early access to the Premises and such installation shall be permitted only to the extent that Landlord determines that such early access and installation activities will not delay Landlord’s completion of Landlord’s Work. The provisions of the Paragraphs 7.3, 14 and 15 below shall apply in full during the period of any such early entry, and Tenant shall (i) provide certificates of insurance evidencing the existence and amounts of liability insurance carried by Tenant and its agents and contractors, reasonably satisfactory to Landlord, prior to such early entry, and (ii) comply with all applicable Applicable Requirements applicable to such early entry work in the Premises. Tenant’s early entry into the Premises solely for the purposes of this grammatical paragraph shall not constitute “occupancy of the Premises” for purposes of the immediately preceding grammatical paragraph.

3.3     Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.

4.	Rent.

4.1     Base Rent. Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset, deduction, prior notice or demand, in advance on or before the first day of each month. Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

4.2     Operating Expenses. Tenant shall pay to Landlord on the first day of each month during the term hereof, in addition to the Base Rent, Tenant’s Share of all Operating Expenses in accordance with the following provisions.

(a)     Definition of Operating Expenses. “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the Industrial Center, Building, and Premises including, but not limited to, the following (and excluding the items set forth in Paragraph 4.2(g), below):

(i)     Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.

(ii)     Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the Industrial Center.

(iii)     Trash disposal, janitorial, security and the management and administration of any and all portions of the Industrial Center, including, without limitation, a property management fee (which property management fee shall not exceed four percent (4%) of gross revenue from the Industrial Center), accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees, whether located at the Industrial Center or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the ownership, operation and management of the Industrial Center;

(iv)     Deleted.

(v)     Real Property Taxes.

(vi)     Premiums and all applicable deductibles (in commercially reasonable amounts) for the insurance policies maintained by Landlord under paragraph 8 below.

(vii)     Environmental monitoring and insurance programs.

(viii)     Monthly amortization of capital improvements to any portion of the Industrial Center which are not expensed by Landlord, which amortization shall be over a reasonable period, as determined by Landlord in accordance with generally acceptable property management practices, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

(ix)     Maintenance of the Industrial Center, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.

(x)     Heating, ventilating, and air conditioning systems (“HVAC”) the costs for which are not the sole responsibility of Tenant or another tenant of the Industrial Center.

(b)     Tenant’s Share. Tenant’s Share of Operating Expenses that are not specifically attributed to the Premises or Building (“Common Area Operating Expenses”) shall be that percentage shown in Paragraph 1.5(a). Tenant’s Share of Operating Expenses that are attributable to the Building (“Building Operating Expenses”) shall be that percentage shown in Paragraph 1.5(b). Landlord, in its reasonable discretion, shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses, or expenses to be entirely borne by Tenant. Tenant’s Share of Real Property Taxes shall be the percentage shown in Paragraph 1.5(c).

(c)     No Imposition. The inclusion of the improvements, facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.

(d)     Monthly Estimated Payments. On or before the first day of each calendar year during the term hereof (or as soon as reasonably possible thereafter), Landlord shall give to Tenant notice of Landlord’s estimate of the amount that will be due from Tenant to Landlord under this Section 4.2 for such calendar year. On or before the first day of each month during the applicable calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated amounts due under this Section 4.2 for such year; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay amounts due under this Section 4.2 on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the sums due Landlord from Tenant under this Section 4.2 will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

(e)     Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year during the Lease term, or as soon after such one hundred fifty (150) day period as practicable, Landlord shall deliver to Tenant a statement of the amounts due from Tenant to Landlord under this Section 4.2 for such year. The annual statement shall be final and binding on Landlord and Tenant unless either party, within four (4) months after Tenant’s receipt thereof, shall contest or correct, as applicable, any item therein by giving written notice to the other, specifying each item contested or corrected, as applicable, and the reason therefor. Landlord and Tenant shall endeavor in good faith to resolve any issues raised by Tenant with regard to Operating Expenses covered by the annual statement and, in connection therewith, Landlord shall provide Tenant with pertinent information reasonably required for Tenant to review the contested items covered by the annual statement. Notwithstanding the foregoing, Tenant’s right to contest any portion of the annual statement shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 4.2(e) within the time stipulated below for payment (including, without limitation, the contested amounts) and (ii) Tenant executing a non-disclosure agreement on Landlord’s customary form providing for Tenant to keep confidential the information delivered to Tenant and the results of any such contest or any action taken by Landlord in response thereto. Notwithstanding the foregoing, Real Property Taxes included in such statement may be modified by any subsequent adjustment or retroactive application of Real Property Taxes affecting the calculation of such Real Property Taxes. If the annual statement shows that Tenant’s payments pursuant to Section 4.2(d) above for such calendar year exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments due under Section 4.2(d). If the annual statement shows that Tenant’s payments for such calendar year pursuant to Section 4.2(d) were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

(f)     Proration for Partial Lease Year. If this Lease terminates on a day other than the last day of a calendar year, the sums payable by Tenant pursuant to this Paragraph 4.2 that are applicable to the calendar year in which this Lease terminates shall be prorated on the basis that the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty (360).

(g)     Exclusions from Operating Expenses. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Industrial Center; (ii) legal and auditing fees (other than those fees reasonably incurred in connection with the ownership and operation of all or any portion the Industrial Center); (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Industrial Center or future re-leasing of any portion of the Industrial Center; (iv) depreciation of the Building or any other improvements situated within the Industrial Center; (v) any items for which Landlord is actually and directly reimbursed by any other tenant of the Industrial Center; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes (provided that, for purposes of applying this item (vi), Landlord’s property insurance deductible, other than earthquake insurance, shall not exceed $100,000.00); provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, 8 and 9 below; (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Industrial Center, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; (ix) costs, penalties or fines arising from Landlord’s violation of any Applicable Requirement or Landlord’s gross negligence or willful misconduct except to the extent such costs reflect costs that would have been reasonably incurred by Landlord absent such violation; (x) the cost of complying with any Applicable Requirement with which the Industrial Center was required to comply as of the Commencement Date but did not comply; (xi) the cost of any hazardous substance abatement, removal, or other remedial activities, provided, however, Operating Expenses may include the costs attributable to those abatement, removal, or other remedial activities taken by Landlord in connection with the ordinary operation and maintenance of the Industrial Center, including costs of cleaning up any minor chemical spills, when such removal or spill is directly related to such ordinary maintenance and operation; or (xii) the cost of sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith) that are not customary for a project such as the Industrial Center; (xiii) wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord’s agents above the rank of project manager or the cost of labor and employees with respect to personnel not located at the Project on a full-time basis unless such costs are appropriately allocated between the Project and the other responsibilities of such personnel. Further, notwithstanding anything to the contrary in this Paragraph 4.2, in the event of damage to the Building due to earthquake, in no event shall Tenant’s Share of any earthquake deductible (or Tenant’s share of earthquake repairs that are not insured) on account of such earthquake exceed Sixty Thousand Dollars ($60,000.00).

5.       Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord the Security Deposit specified in Paragraph 1.7 above as security for Tenant’s performance of all of Tenant’s covenants and obligations under this Lease; provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall not be required to segregate the Security Deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. Landlord may (but shall not be required to) use the Security Deposit or any portion thereof to cure any Event of Event of Default or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. In such event and upon written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to an amount equal to one hundred ten percent (110%) of the amount specified in Paragraph 1.7 as the same may have been increased by prior applications of this Paragraph 5. Tenant’s failure to make such payment to Landlord within five (5) business days of Landlord’s notice shall constitute an Event of Event of Default. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. No holder of a Superior Interest (as defined in Paragraph 16.8 below), nor any purchaser at any judicial or private foreclosure sale of the Industrial Center or any portion thereof, shall be responsible to Tenant for the Security Deposit unless and only to the extent such holder or purchaser shall have actually received the same. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the Security Deposit to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

Notwithstanding anything to the contrary above, if additional space is added to the Premises after the date hereof, then the amount of the Security Deposit provided for above shall, effective as of the Lease commencement date as to the subject additional space, be increased so that, based on the new total rentable square footage of the Premises (with the additional space added thereto) the amount of the Security Deposit is the same amount per rentable square foot of the Premises that was in effect on the date immediately prior to the date the subject additional space was added to the Premises.

6.	Use.

6.1     Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance. Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Industrial Center, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion.

6.2     Hazardous Substances.

(a)     Reportable Uses Require Consent. The term, “Hazardous Substance,” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit. Landlord hereby consents to any Reportable Use that is specified by Tenant in attached Exhibit C, provided that Tenant complies with all Applicable Requirements relating to such Reportable Use(s).

(b)     Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c)     Indemnification. Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities” or “Landlord Entity”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance on or brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities” or “Tenant Entity”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Notwithstanding anything to the contrary herein, in no event shall Tenant bear any responsibility for Hazardous Substances present in, on or under the Premises as of the Commencement Date or that migrate under the Premises through the air, water or soil, through no fault of Tenant or Tenant’s employees, agents, contractors or vendors. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.

6.3     Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect; provided, however, in no event shall Tenant bear any responsibility for Hazardous Substances present in, on or under the Premises as of the Commencement Date or that migrate under the Premises through the air, water or soil through no fault of Tenant or Tenant’s employees, agents, contractors or vendors. Tenant shall, within 5 days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, with which Tenant is required by the terms of this Lease to comply, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4     Inspection; Compliance with Law. Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall, upon not less than twenty-four (24) hours prior notice (which may be written, oral or by email), except in the event of an emergency have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same, provided that Tenant shall pay for the inspection if (i) a violation of Applicable Requirements at the Premises exists or is imminent and Tenant is responsible therefor under this Section 6, or (ii) the inspection is requested or ordered by a governmental authority in connection with Tenant’s operations, in which event Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of the subject inspection.

6.5     Tenant Move-in Questionnaire. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “Tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that the information on the Tenant Move-in Questionnaire is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant.

7.	Maintenance, Repairs, Trade Fixtures and Alterations.

7.1     Tenant’s Obligations. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities solely serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and (if applicable) skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Subject to the provisions of Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord, and Tenant does not commence to cure such failure within ten (10) days following Landlord’s written notice that the cure is required, Landlord may, but without obligation to do so, at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s Property or to Tenant’s business by reason thereof. If Landlord performs any such obligations, Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable costs and expenses incurred therefor.

7.2     Landlord’s Obligations. Subject to the provisions of Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair the roof structure, foundations and the structure of the exterior walls of the Building. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane, Common Areas, and utility systems (including electrical, mechanical, life safety, plumbing, security, or HVAC) within the Industrial Center which are outside of the Premises (it being acknowledged that utility systems serving only the Premises are covered under Paragraph 7.1 above. In addition, Landlord may, in Landlord’s sole discretion, and at Tenant’s sole cost, elect to contract for all or any portion of the maintenance, repair and/or replacement of the HVAC systems serving the Premises.

7.3     Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Section 7.3, Tenant shall have the right, without Landlord’s consent, to make any Alteration that meets all of the following criteria (a “Cosmetic Alteration”): (a) the Alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work), (b) Tenant provides Landlord with ten (10)  days’ advance written notice of the commencement of such Alteration, (c) such Alteration does not affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any other portion of the base building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a workman-like manner and in accordance with all Applicable Requirements, (e) the work does not involve any Hazardous Materials, (f)  the work does not involve opening the ceiling of the Premises and is not visible from the exterior of the Premises, and (g) the cost of such Alteration, when aggregated with the cost of all other Cosmetic Alterations performed during the previous twelve (12) month period, does not exceed Thirty Thousand Dollars ($30,000.00). At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

In all events (including Cosmetic Alterations), Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility. Tenant shall obtain all permits or other governmental approvals prior to commencing any Alteration and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured, and bonded contractor (reasonably approved by Landlord) in compliance with all Applicable Requirements (including, but not limited to, the ADA), and all recorded matters and rules and regulations of the Industrial Center. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the Industrial Center, or the Common Areas for any other tenant of the Industrial Center, and as not to obstruct the business of Landlord or other tenants in the Industrial Center, or interfere with the labor force working in the Industrial Center. As Additional Rent hereunder, Tenant shall reimburse Landlord, within ten (10) days after demand, for actual legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations, plus Tenant shall pay to Landlord a fee (“Landlord’s Supervision Fee”) equal to five percent (5%) of the total cost of the Alterations (provided that such oversight by Landlord shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the Alterations are performed properly and in accordance with the requirements of this Lease). If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds as Landlord shall require to assure payment of the costs thereof to protect Landlord and the Industrial Center from and against any loss from any mechanic’s, materialmen’s or other liens.

At Landlord’s sole election any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted; provided, however, that if so requested by Tenant in writing (which writing shall expressly refer to this Paragraph 7.3.) at the time Tenant requests approval for an Alteration (or, with respect to Cosmetic Alterations, at the time Tenant gives Landlord notice of such Cosmetic Alterations), Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alteration (or following Landlord’s receipt of Tenant’s notice to Landlord with respect to Cosmetic Alterations) as to whether Landlord will require Tenant to remove the Alteration at the expiration or earlier termination of this Lease.

7.4     Surrender/Restoration. Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease (extent to the extent Landlord advised Tenant in writing, in accordance with the final sentence of Section 7.3 above, that specific work required by Exhibit D will not be required as to certain Alterations that Landlord has allowed to remain).. Without limiting the generality of the above, Tenant shall remove all tenant improvements and Alterations designated by Landlord in Landlord’s sole discretion, personal property, trade fixtures, and floor bolts, patch all floors, and cause all lights to be in good operating condition.

8.	Insurance; Indemnity.

8.1     Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2 hereof (subject to the limitation on the inclusion of deductibles expressly set forth in Paragraph 4.2 above). Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

8.2     Tenant’s Insurance.

(a)     At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i)     Commercial General Liability insurance including contractual liability coverage, with minimum coverages of $5,000,000 per occurrence combined single limit for bodily injury and property damage, $1,000,000 for products-completed operations coverage, $100,000 fire legal liability, $1,000,000 for personal and advertising injury (which coverage shall not be subject to the contractual liability exclusion), with a $5,000,000 general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building or the Industrial Center. The foregoing coverage may be carried in any combination of primary and umbrella coverage. If applicable and required by Landlord, liquor liability coverage shall be included. All such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds.

(ii)     Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

(iii)     Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

(iv)     Property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (including earthquake and flood), covering Tenant’s personal property and trade fixtures in or about the Premises or the Building, and all tenant improvements (including Alterations) and floor and wall coverings in the Premises, for the full replacement value thereof without deduction for depreciation, and Business Income insurance covering at least six months of loss of income and continuing expense. Tenant’s property insurance policy shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 8.4 below.

If required by Landlord, Pollution Liability Coverage with minimum coverage of $1,000,000 per claim and $2,000,000 annual aggregate, which coverage may be on a “claims-made” basis; provided, however, that Landlord may only require Pollution Liability Coverage if Tenant’s operations are such that Pollution Liability Coverage is customarily required for such operations. Such insurance shall be endorsed to include Landlord and the other Landlord Entities as additional insureds.

(b)     The commercial general liability insurance policy provided for in Paragraph 8.2(a)(i) above and, if applicable, the insurance under Paragraph 8.2(a)(v) above, shall specifically include all liability assumed by Tenant under this Lease (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Tenant’s indemnity obligations under this Lease) and shall provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Landlord Entities by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. If any of the policies required to be maintained by Tenant under Paragraph 8.2(a) above are subject to deductibles, the deductible amounts shall not exceed amounts reasonably approved in advance in writing by Landlord.

(c)     Tenant shall deliver to Landlord certificates reflecting evidence of the required insurance coverages prior to initial occupancy, and renewal certificates shall be delivered to Landlord not later than thirty (30) days prior to expiration of the existing certificates. Upon Landlord’s written request, Tenant shall deliver to Landlord a copy of the requested insurance policy itself.

(d)     If, in the opinion of Landlord’s insurance advisor, the amount or scope of such coverage is deemed inadequate at any time during the Term, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord’s advisor deems adequate; provided, however, such increased amounts shall not materially exceed the greater of (a) those amounts normally required for comparable buildings and comparable uses in the vicinity of the Industrial Center or (b) those amounts required to provide Landlord with the same relative protection as the amounts set forth above as of the date of this Lease.

(e)     All insurance required under Paragraph 8.2 (a) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation or material change in coverage to said additional insureds. All policies shall provide coverage on an “occurrence” rather than a “claims made” basis, unless otherwise expressly provided above.

8.3     Landlord’s Insurance. During the term hereof, Landlord shall keep the buildings within the Industrial Center (but excluding any improvements required to be insured by tenants of the Industrial Center and personal property, fixtures, office equipment, furniture, artwork and other decoration not affixed to and a part of the buildings in the Industrial Center) insured through reputable insurance underwriters against perils covered by a standard “special form” (previously known as “all risk”) insurance policy or policies as such policies are in use as of the date of this Lease (excluding perils such as earthquake, flood and other standard “special form” policy form exclusions), if such a policy is reasonably available, with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of comparable buildings in the vicinity of the Building would carry from time-to-time in the exercise of reasonable business judgment, in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the buildings (excluding the land and the footings, foundations and installations below the basement level) (or such greater percentage as shall be necessary to prevent Landlord from being deemed a coinsurer), without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine to give substantially equal or greater protection. During the term hereof, Landlord shall keep in force general liability insurance in the amount and coverage as Landlord deems commercially reasonable.

8.4     Waiver of Subrogation. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Landlord Entities, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Industrial Center that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 8.4, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 8.2 above but not actually carried by Tenant, and Landlord shall be deemed to carry standard special form insurance policies on the Industrial Center. Each party hereto shall cause each such special form insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

8.5     Indemnity. Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability, or costs (including court costs and attorneys’ fees) (collectively, “Claims”) incurred by reason of:

(a)     any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Entity;

(b)     any damage to the Building or the Industrial Center to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;

(c)     Tenant’s failure to comply as required by the terms of this Lease with any and all governmental laws, ordinances, and regulations applicable to the condition or use of the Premises or its occupancy; or

(d)     any breach or default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.

The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.

8.6     Exemption of Landlord from Liability. Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or any Landlord Entity, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center or (iii) the acts or omissions of Landlord or any other Landlord Entities. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war, violence or insurrection, including, but not limited to, those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.

9.	Damage or Destruction.

9.1     Termination Right.

(a)     Tenant shall notify Landlord of any material damage to the Premises resulting from fire or any other casualty promptly following the date Tenant actually becomes aware of the same. If the Premises or any Common Areas of the Industrial Center serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently prosecute to completion (subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Paragraph 9.1) the restoration of the areas that are Landlord’s obligation to repair under Paragraph 7.2 above, but Landlord shall not be required to restore the tenant improvements within the Premises or any Alterations made by Tenant to the Premises, the restoration of which shall be performed by Tenant and promptly and diligently prosecuted to completion after Landlord completes Landlord’s restoration obligations as to the Building and Premises. In connection with repairs and replacements required to be made by Tenant, Tenant shall, prior to the commencement of construction, submit to Landlord for Landlord’s review and approval (not to be unreasonably withheld, conditioned or delayed) all plans specifications and working drawings relating thereto. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or the Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are materially damaged and unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof, except that, unless the casualty resulted from the negligence, recklessness or willful acts of Landlord, Tenant’s Rent shall abate only to the extent Landlord is reimbursed for such lost Rent from the proceeds of rental interruption insurance carried by Landlord.

(b)     Notwithstanding the terms of Paragraph 9.1(a) above, Landlord may elect not to rebuild and/or restore the Premises and/or Industrial Center and instead terminate this Lease by notifying Tenant in writing of such termination (the “Casualty Termination Notice”) within sixty (60) days after the date of actual discovery of damage, such Casualty Termination Notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Industrial Center shall be damaged by fire or other casualty or cause whether or not the Premises are affected, and one or more of the following conditions is present: (a) Landlord’s estimate of the length of time required for Landlord and Tenant to complete their respective required repairs (which estimate shall be delivered to Tenant in writing (“Landlord’s Repair Estimate”) within forty-five (45) days following the later of date of the damage or the date of Landlord’s knowledge of the damage) exceeds one hundred eighty (180) days from the date of actual discovery of damage (when such repairs are made without the payment of overtime or other premiums), (b) the holder of any mortgage on the Buildings or ground or underlying lessor with respect to the Industrial Center shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (c) the cost of repairing the damage required to be repaired by Landlord (without consideration of the amount of Landlord’s deductible) exceeds the amount of available insurance.

(c)     Notwithstanding anything to the contrary in this Lease, if the damage is to the Premises or if portions of the Common Areas (including, without limitation, the parking areas) are damaged or not reasonably accessible to Tenant as a result of the damage to the Industrial Center and, as a result, Tenant cannot reasonably operate its business at the Premises then, if Landlord’s Repair Estimate is more than one hundred eighty (180) days and Landlord has not elected to terminate this Lease pursuant to this Paragraph 9.1, Tenant shall have the right to terminate this Lease by giving Landlord written notice thereof within forty-five (45) days following receipt of Landlord’s Repair Estimate.

(d)     Notwithstanding anything to the contrary contained herein, if the Premises is wholly or partially damaged or destroyed within the final six (6) months of the then remaining Lease Term (as the same may theretofore have been extended pursuant to this Lease), and if as a result of such damage or destruction Tenant is, or reasonably will be, denied access or use of a material portion of the Premises for the conduct of its business operations for a period of ninety (90) consecutive days (or such shorter period as is then remaining in the Term), then Landlord or Tenant may, at its option, elect to terminate the Lease as to the affected portion of the Premises, by giving the other party notice no later than sixty (60) days after the actual discovery of such damage or destruction.

(e)     Upon any such termination of this Lease pursuant to this Paragraph 9.1, Tenant shall pay Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

(f)     The provisions of this Lease, including this Paragraph 9.1, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Industrial Center or any portion thereof, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Industrial Center or any portion thereof.

9.2     Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors (“Tenant Acts”).

10.	Real Property Taxes.

10.1     Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2.

10.2     Real Property Tax Definition. As used herein, the term “Real Property Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the Industrial Center or Building, (b) any interest of Landlord in the Industrial Center or Building, (c) Landlord’s right to rent or other income from the Industrial Center or Building, and/or (d) Landlord’s business of leasing the Premises. Real Property Taxes include (a) any license fee, commercial rental tax, excise tax, improvement bond or bonds, levy, or tax; (b) any tax or charge which replaces or is in addition to any of such above-described “Real Property Taxes,” and (c) any fees, expenses, or costs (including attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

10.3     Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.

10.4     Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5     Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11.         Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services, Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.

12.	Assignment and Subleasing.

12.1     Prohibition. Subject to Paragraph 12.10 below regarding Transfers to an Affiliate, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Representatives (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section.

12.2     Request for Consent. Subject to Paragraph 12.10 below regarding Transfers to an Affiliate, if Tenant seeks to make a Transfer (other than a Permitted Transfer), Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (180) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements for the previous three (3) most recent consecutive fiscal years; (iv) the Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Within thirty (30) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth in Paragraph 12.5. below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice, but if such transaction is not consummated within four (4) months of Landlord’s consent to the Transfer, then Tenant must against deliver a Tenant’s Notice and comply with the provisions of this Paragraph 12.2 prior to making a Transfer. If Landlord fails to deliver its written response within the required thirty (30) day period, Tenant may send a second (2nd) written notice to Landlord, which notice shall contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO PARAGRAPH 12.2. OF LEASE - - FAILURE BY LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS MIGHT RESULT IN LANDLORD’S DEEMED CONSENT TO A PROPOSED ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver Landlord’s written notice to Tenant within five (5) business days after receiving the aforementioned second (211d) written notice, Landlord shall be deemed to have delivered a written notice to Tenant approving the subject proposed assignment or sublease.

12.3     Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) Tenant is or has been in default of its obligations under this Lease beyond applicable notice and cure periods, (b) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall (1) first deliver plans and specifications for complying with such additional requirements (the “Plans and Specifications”) and obtain Landlord’s written consent thereto, and (2) comply with all Landlord’s conditions contained in such consent, (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the proposed Transferee at the Premises, (f) the proposed Transferee is a governmental agency, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the Industrial Center or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Industrial Center, or increasing the expenses associated with operating, maintaining and repairing the Industrial Center, (i) the proposed Transferee: (1) occupies space in the Industrial Center at the time of the request for consent, or (2) is then negotiating with Landlord to lease space in the Industrial Center or has, during the 6 month period immediately preceding the Tenant’s Notice, communicated with Landlord or Landlord’s Broker as to the availability of space in the Industrial Center and Landlord has at the relevant time, space available within the Industrial Center to meet the Transferee’s space requirements, or (j) the proposed Transferee will use, store or handle Hazardous Materials (defined below) in or about the Premises of a type, nature or quantity not then acceptable to Landlord.

12.4     Effectiveness of Transfer and Continuing Obligations. Prior to the date on which any Permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Hazardous Materials Disclosure Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) subject to Paragraph 12.10 below, Landlord’s then standard form of Consent to Assignment or Consent to Sublease, as applicable, executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. In the case of a sublease, the subtenant shall be jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space under the terms of the sublease. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. If Tenant is a business entity, the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer and shall be subject to all the provisions hereof and in such event, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Notwithstanding the foregoing or anything to the contrary in this Paragraph 12, the issuance of additional shares of Tenant in connection with a bona fide financing or the regular business practices of Tenant as a going concern shall not constitute an assignment of this Lease and Landlord’s consent shall not be required for any such issuance. Any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Subject to Paragraph 12.10 below, any Transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder, Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of two thousand five hundred dollars ($2,500) and, in addition, Tenant shall promptly reimburse Landlord for Landlord’s actual and reasonable legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer.

12.5     Recapture. Landlord may recapture the Subject Space described in the Tenant’s Notice but only in the event of (x) an assignment of the Lease or (y) a sublease that will expire (including all renewal options) during the final twelve (12) months of the Lease Term. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the Industrial Center. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, (i) the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect and (ii) Tenant shall pay the cost of the work required to separate the Subject Space from the remainder of the Premises.

12.6     Transfer Premium. If Landlord consents to a Transfer, as a condition thereto, Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, seventy-five percent (75%) of any Transfer Premium. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease.

12.7     Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

12.8     No Merger. Without limiting any of the provisions of this Paragraph 12, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

12.9     Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

12.1     Affiliates. Notwithstanding anything to the contrary above, but subject to the last sentence of Paragraph 12.4 above, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (collectively, an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting, together with evidence that the requirements of this Paragraph 12.10. have been met, (ii) the Affiliate’s net worth is sufficient, in Landlord’s sole but good faith judgment, to satisfy Landlord’s then existing financial criteria for new tenants of the Building for space the size of the Premises (or, with regard to a sublease, as to space the size of the sublet space), (iii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger), the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (v) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate, (vi) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with substantial assets in addition to this Lease, and in the case of an assignment (by any means), or a sublease, the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (vii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease.

13.	Event of Default; Remedies.

13.1     Event of Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Event of Default”):

(a)     The abandonment of the Premises by Tenant;

(b)     Failure to pay any installment of Rent within five (5) days following written notice from Landlord that such sum is past due; provided, however, that Landlord shall only be required to give one (1) such notice in any calendar year, and after one (1) such notice is given any failure by Tenant in such calendar year to pay sums due hereunder on or before the date due will constitute an Event of Default without the requirement of notice from Landlord of such failure;

(c)     A general assignment by Tenant or any guarantor for the benefit of creditors;

(d)     The filing of a voluntary petition of bankruptcy by Tenant or any guarantor; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors or guarantors;

(e)     Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises which is not dismissed within thirty (30) days after commencement of the same;

(f)     Failure of Tenant to maintain insurance as required by Paragraph 8.2;

(g)     Deleted;

(h)     Tenant fails to deliver any estoppel certificate pursuant to Paragraph 15.1 below or, subordination agreement pursuant to Paragraph 16.18 above, within the applicable period set forth therein;

(i)     Any transfer of a substantial portion of the assets of Tenant, or any incurrence of a material obligation by Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent; and

(j)     The default of any guarantors of Tenant’s obligations hereunder under any guaranty of this Lease, or the attempted repudiation or revocation of any such guaranty.

(k)     Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Event of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for 10 days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 10-day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion.

13.2       Remedies. In the event of any Event of Default by Tenant, Landlord shall have any or all of the following remedies:

(a)     Termination. In the event of any Event of Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(1)     the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2)     the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3)     the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4)     any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(5)     such reasonable attorneys’ fees incurred by Landlord as a result of an Event of Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6)     at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate (as defined in Paragraph 16.2. below). As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default of Tenant hereunder.

(b)     Continuation of Lease. In the event of any Event of Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Event of Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).

(c)     Re-entry. In the event of any Event of Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d)     Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of an Event of Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e)     Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to Subparagraphs (c) and (d) above, shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Event of Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Event of Default.

(f)     Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g)     No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h)     Notice Provisions Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

13.3     Late Charges. Tenant acknowledges that late payment of any installment of Rent will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Industrial Center and the loss of the use of the delinquent funds. Therefore, if any installment of Rent is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided in Paragraph 16.2 below, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

14.        Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises, or more than 25% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 10 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses and/or loss of Tenant’s trade fixtures. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of its net severance damages in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. Tenant shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.

15.	Estoppel Certificate and Financial Statements.

15.1     Estoppel Certificate. Each party (herein referred to as “Responding Party”) shall within fifteen (15) days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in a form reasonably acceptable to Landlord, or any of Landlord’s lenders or any prospective purchasers of the Premises or the Industrial Center as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party. Should Tenant fail to deliver an executed and acknowledged estoppel certificate to Landlord as prescribed herein, Tenant hereby authorizes Landlord to act as Tenant’s attorney-in-fact in executing such estoppel certificate or, at Landlord’s option, Tenant shall pay a fee of $100.00 per day (“Estoppel Delay Fee”) for each day after the fifteen (15) days’ written notice in which Tenant fails to comply with this requirement.

15.2     Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center, or any part thereof, Tenant and all Guarantors shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16.	Additional Covenants and Provisions.

16.1     Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2     Interest on Past-Due Obligations. Any Rent not paid by Tenant to Landlord within five (5) business days following the date due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to ten percent (10%) per annum; except that Landlord shall only be required to give one (1) such notice in any calendar year, and after one (1) such notice is given, any failure by Tenant in such calendar year to pay Rent on the date due will subject Tenant to the default interest at the Interest Rate, without the requirement of notice from Landlord of such failure. Such interest is in addition to the late charge provided for in Paragraph 13.3.

16.3     Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4     Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Industrial Center. Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5     Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

16.6     Notice Requirements. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, Attn: CEO or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 20 California Street, 7th Floor, San Francisco, California 94111, Attn: CEO. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Paul Grafft, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) business day after acceptance by the service for delivery; notices sent by mail will be effective two (2) business days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

16.7     Reserved.

16.8     Waivers. No waiver by Landlord of an Event of Default by Tenant shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent Event of Default by Tenant of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease.

16.9     Holdover. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant provided, however, if Landlord consents to the holdover in writing, but the consent does not confirm in writing the rent during the holdover, the rent during the holdover shall be one hundred fifty percent (150%) of the Base Monthly Rent and one hundred percent (100%) of the payments due under Paragraph 4.2 above during the last full month prior to the date of the expiration of this Lease. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Base Monthly Rent and rent under Paragraph 4.2 of the Lease during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Base Monthly Rent and payments due under Paragraph 4.2 of the Lease for the last full month prior to the date of such expiration or termination.

Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

16.10     Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11     Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12     Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

16.13     Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Event of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Event of Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

16.14     Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon not less than twenty-four (24) hours prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary. Except in the event of an emergency, when accessing the Premises, Landlord shall comply with Tenant’s reasonable security measures, which may include, among other things, the requirement that landlord’s representative entering the Premises be accompanied by Tenant’s designated representative (provided that Tenant makes such representative available within the 24-hour advance notice period). Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 180 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant.

16.15     Signs. Landlord shall install Building standard signage identifying Tenant at the entrance to the Premises, the cost of which signage and installation shall be borne by Tenant. If monument signage exists for the Building in which the Premises are located, Tenant shall be entitled to have Tenant’s name listed on the monument with Building standard lettering, the cost of which listing on the monument sign shall be borne by Landlord. If the monument is two-sided, Tenant shall be entitled to such signage on both sides of the monument. If, after signage has been installed at the Premises and/or Tenant’s name has been installed on the monument, Tenant requests a change in Tenant’s name as stated thereon, Tenant shall be responsible for the cost of any changes to Tenant’s name on the signage and/or monument. Subject to the foregoing, Tenant shall not place any signs at or upon the exterior of the Premises or the Building without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

16.16     Transportation Demand Management and Other Governmental Programs. Without limitation of Paragraph 6.3 above, Tenant shall cooperate with Landlord in the implementation of the programs promulgated by the City of South San Francisco to reduce traffic generated by the Industrial Center. Such programs encourage the use of public transportation, ride sharing and other modes of transportation. Tenant shall designate one (1) or more of its employees to act as a liaison with Landlord to facilitate and coordinate such programs.

16.17     Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

16.18     Subordination; Attornment. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Industrial Center or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. If Tenant does not deliver the document to Landlord within the required ten (10) day period, Landlord may send Tenant a second written request to execute and deliver the document to Landlord. If Tenant fails the execute and deliver the document to Landlord within five (5) business days following such second written request, Tenant hereby appoints Landlord as Tenant’s attorney in fact to execute and deliver such document. If the interest of Landlord in the Industrial Center or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Industrial Center or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest.

16.19     Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the Industrial Center. In the event of any conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall govern.

16.20     Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.

16.21     Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps.

16.22     Conflict. Reserved.

16.23     Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24     Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25     Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26     Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27     Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

16.28     Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal space planning consultants, current and prospective acquirers, lenders, investors, assignees and sublessees, or as required by applicable law.

16.29     Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the Industrial Center, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Industrial Center, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations; provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises.

16.30     Waiver of Jury Trial. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE PARK, AND/OR ANY CLAIM OF INJURY, LOSS OR DAMAGE.

16.31     CASp Inspection. As of the date of this Lease, the Premises and the common areas of the Real Property expected to be in Tenant’s path of travel during the Lease term, have not undergone an inspection by a Certified Access Specialist regarding compliance with construction-related accessibility standards. This disclosure is made pursuant to Section 1938 of the California Civil Code.

16.32     Landlord’s Early Termination Option. Notwithstanding anything to the contrary in this Lease, if Landlord intends to redevelop or sell the Industrial Center, Landlord may terminate this Lease, without penalty or payment, at any time on or after December 31, 2015, by providing Tenant with not less than six (6) months prior written notice of such termination, which notice shall specify the termination date selected by Landlord (the “Early Termination Date”). If Landlord exercises the aforementioned termination option, Tenant shall, on or before the Early Termination Date, vacate and surrender the Premises to Landlord in the condition required by Paragraph 7.4 hereof. In no event shall the early termination of the Lease pursuant to this Paragraph 16.32 release either party from their respective obligations arising under the Lease during the period prior to the Early Termination Date (or, as to Tenant’s obligations, prior to the later of the Early Termination Date or the date Tenant actually vacates and surrenders the Premises to Landlord in the required condition) and such obligations shall survive the termination of the Lease.

The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD OYSTER POINT LLC, a Delaware limited liability company By /s/Paul W. Grafft Name Paul W. Grafft Title Vice President	TENANT VAXART, INC. a Delaware corporation By /s/Wouter LaTour Name Wouter LaTour Title CEO

Exhibit A

Exhibit B

Commencement Date Certificate

Landlord:	Oyster Point LLC, a Delaware limited liability company

Tenant:	Vaxart, Inc., a Delaware corporation

Lease Date:	as of October __, 2013

Premises:	385 Oyster Point Boulevard, Suite 9A, South San Francisco, California

Tenant hereby accepts the Premises as being in the condition required under the Lease.

The Commencement Date of the Lease is                               ,      .

The Expiration Date of the Lease is                          ,      .

LANDLORD OYSTER POINT LLC, a Delaware limited liability company By_____________________________________ Name___________________________________ Title____________________________________	TENANT VAXART, INC., a Delaware corporation By___________________________________ Name_________________________________ Title__________________________________

Exhibit C
Tenant Move-in and Lease Renewal Environmental Questionnaire
for Oyster Point Business Park

Property Name:	Oyster Point Business Park

Premises Address:	385 Oyster Point Boulevard, Suite 9A, South San Francisco, California

Exhibit C to the Lease Dated as of October 28, 2013

Between

Oyster Point LLC,
a Delaware limited liability company,
(“Landlord”)
and

Vaxart, Inc., a Delaware corporation,
(“Tenant”)

Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Owner’s Risk Management Department. Please print clearly and attach additional sheets as necessary.

1.0	Process Information

Describe planned use (new Lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

General office and biotech/life science R&D uses. Specifically, Vaxart is developiing live viral vaccines for human use. This work involves industry-standard recombinanat DNA and viral technologies, cell culture and small scale production of tablets. The work requires the use of small qunatities of chemicals with a minimal waste stream. The company is currently categorized as a Small Quantity Generator of hazardous waste, with total amounts not exceeding 5 gal/yr. A copy of the companies Hazardous Materials Inventory is included for reference. In addition, the company tests vaccine responses in mice (to be housed in the facilities existing animal holding room) and analyzes human and mouse blood samples. The resulting medical waste will be picked-up at least weekly by a licensed medical waste disposal contractor under Vaxart’s State of California medical waste license (copy included).

2.0	Hazardous Materials

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1

Are any of the following materials handled on the property?                                                                                                                                      Yes X__ No___
(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐Explosives	☐Fuels	☐Oils
X Solvents	☐Oxidizers	X Organics/Inorganics
X Acids	X Bases	☐Pesticides
X Gases	☐PCBs	☐Radioactive Materials
☐Other (please specify)

2.2

If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity
*** See Attached Chemical Inventory

2.3	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

Hazardous and/or flammable materials will be kept in fume hoods or in approved fire-proof cabinets, as appropriate per SSF/San Mateo County regulations.

3.0	Hazardous Wastes

Are hazardous wastes generated?	Yes_X_ No___

If yes, continue with the next question. If not, skip this section and go to Section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

X Hazardous wastes	☐Industrial Wastewater
☐Waste oils	☐PCBs
☐Air emissions	☐Sludges
☐Regulated Wastes	XOther (please specify) Medical Waste

3.2	List and quantify the materials identified in Question 3-1 of this section. Attach separate pages as necessary.

Waste Generated	RCRA listed Waste?	Source	Approximate Monthly Quantity	Waste Characterization	Disposition
Medical waste	No	Biological experiments	Approx. 300 lbs/mo	Alcohols/stains	Sterilization by medical waste contractor
Mixed biological/chemical/pharmaceutical	No	Biological experiments	<1 liter/mo	Alcohols/stains	Incineration by medical waste contractor

3.3	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number
Stericycle	Fremont, CA	D & T

3.4	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?

Yes___ No X

If so, please describe.

N/A

4.0	USTS/ASTS

4.1

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?

Yes___  No X__

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection / spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:
	Integrity testing	Inventory reconciliation	Leak detection system
	Overfill spill protection	Secondary containment	Cathodic protection

4.2	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4.3	Is the UST/AST registered and permitted with the appropriate regulatory agencies?
Yes___ No___

If so, please attach a copy of the required permits.

4.4

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4.5	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the property?

Yes___ No___

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4.6	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

Yes___ No___

For new tenants, are installations of this type required for the planned operations?

Yes___  No___

If yes to either question, please describe.

5.0	Asbestos Containing Building Materials

17.     Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0	Regulatory

6.1	For Lease Renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations?

Yes___ No___

If so, please describe.

6.2

For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property?

Yes___  No___

If so, please describe.

6.3	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?

Yes___ No X_

If so, please attach a copy of this permit.

6.4	For Lease renewals, have there been any complaints from the surrounding community regarding facility operations?

Yes___ No___

Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility?

Yes___  No_X_

If so, please describe status and any corrective actions taken. Please attach additional pages as necessary.

6.5	Has a Hazardous Materials Business Plan been developed for the site?

Yes___ No_X_

If so, please attach a copy.

6.6	Are any environmental documentation, chemical inventory, or management plan required by the local Fire Department or Health Department?

Yes___ No X__

If so, please attach a copy.

Certification

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Owner will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:	/s/John Coldwell
Name:	John Coldwell
Title:	COO
Date:	26 Oct. 2013
Telephone:	(415) 505-5646

PLEASE POST IN VISIBLE LOCATION

HAZARDOUS MATERIALS UNIFIED PROGRAM AGENCY
SAN FRANCISCO DEPARTMENT OF PUBLIC HEALTH

Vaxart, Inc.
Business Name

360 Langton St, #301
Business Site Address

360 Langton St #301, San Francisco , CA 94103
Business Owner Mailing Address

28934
Business ID #

Vaxart, Inc
Business Operator

Dr. Sean Tucker
Business Owner

HMUPA COMPLIANCE CERTIFICATE

FOR THE FOLLOWING PROGRAM ELEMENTS

Hazardous Materials Storage Certificate of Registration for 5 liquid gallons, 0 solid pounds, and 500 cubic feet compressed gas

Does not generate any Hazardous Waste

Does not treat Hazardous Waste

Does not operate any Underground Storage Tanks

Is not a Regulated Substance Facility

Is not a regulated Aboveground Petroleum Storage Facility

Does not conduct CFC Recycling on Site

Valid April 1, 2013 to April 1, 2014

in accordance with the provisions of San Francisco Health Code, Part II, Chapter V, Articles 21, 21A, and 22

Restrictions/Stipulations:

1. Change of ownership must be reported to the Department of Public Health. This Compliance Certificate is not transferable.
2. The Department of Public Health must be notified immediately of any changes to the inventory, map, emergency response plan, or other application information.
3. In issuing this Certificate, the Department of Public Health reserves the right to enter the premises and require the business to comply with the full requirements of the San Francisco Hazardous Materials Ordinance, including reimbursement to the City for extraordinary costs resulting from releases and/or noncompliance.
4. The business named above shall handle all regulated hazardous materials and hazardous waste in conformity with the San Francisco Building Code, Electric Code, Public Works Code, Fire Code, City Planning Code and other laws governing the use and storage of hazardous materials.
5. All HMUPA fees are due and payable upon receipt of an invoice.

Sue Cone

Sue Cone, Program Manager

Exhibit E
Rules & Regulations
Oyster Point Business Park

Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease. In the event of a conflict between these Rules and Regulations and the provisions of the Lease, the Lease shall control.

1.

No advertisement, picture or sign of any short shall be displayed on or outside the Premises without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2.	Tenant shall not regularly park motor vehicles in designated parking areas after the conclusion of normal daily business activity.

3.	Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the consent of Landlord.

4.	All window coverings installed by Tenant and visible from the outside of the building require the prior written approval of Landlord.

5.	Tenant shall not use, keep or permit to be used to kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises.

6.	Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.

7.	Tenant agrees not to make any duplicate keys without the prior consent of Landlord.

8.

Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Industrial Center and loading and unloading areas of other Leases.

9.	Tenant shall not disturb, solicit or canvas any occupant of the Building or Industrial Center and shall cooperate to prevent same.

10.	No person shall go on the roof without Landlord’s permission.

11.

Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other Tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12.	All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13.

Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No parking or storing of such trailers will be permitted in the auto parking areas of the Industrial Center or on streets adjacent thereto.

14.	Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.

15.

Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures. If trash or refuse is stored in the driveway or common area for more than one day, Landlord shall have the debris removed at Tenant’s expense.

16.

Tenant shall not store or permit the storage or placement of goods, merchandise, trash or debris in or around the common areas surrounding the Premises. No displays or sales or merchandise shall be allowed in the parking lots or other common areas.

17.	Tenant shall not service, maintain or repair vehicles of any kind in the Premises, Common Area or Industrial Park at any time. In an emergency, vehicles must be towed off site for repair.

18.	Tenant shall not use any drain in, on or around the Premises, Common Area or within the Industrial Park for the disposal of any illegal or hazardous substances.

19.

The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

20	The Premises shall not be used for lodging.